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                                                                    Exhibit 99.2
FIRST UNION REAL ESTATE INVESTMENTS
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AT THE COMPANY
Neil Koenig
Interim Chief Financial Officer
(212) 905-1104

                              FOR IMMEDIATE RELEASE

          FIRST UNION ANNOUNCES SECOND SALE CONTRACT FOR ASSET SALE TO
                                RADIANT INVESTORS


NEW YORK, NEW YORK, SEPTEMBER 18, 2000 - FIRST UNION REAL ESTATE INVESTMENTS (NYSE: FUR) today announced today that it has executed a definitive sale agreement with Radiant Investors LLC ("Radiant"), a Delaware limited liability company, with respect to the purchase by Radiant of a parking facility in Columbus, Ohio for approximately $5 million. This agreement marks the execution of the second of two definitive agreements between the Company and Radiant with respect to the purchase by Radiant of a number of real estate properties from the Company for an aggregate purchase price of approximately $205 million. The Company had announced last week the signing of a definitive agreement with respect to the sale of certain other properties to Radiant for aggregate consideration of approximately $200 million.

Under the transactions contemplated by the definitive sale agreements (the "Sale Contracts"), the Company and its subsidiaries will receive aggregate consideration of approximately $205 million. As part of the consideration, Radiant will assume certain mortgages on the properties to be sold. It is anticipated that the aggregate of these mortgages is approximately $125 million in principal amount. Under certain circumstances, the Company may elect to provide Radiant with financing with respect to certain of the properties to be sold under the Sale Contracts. Radiant has deposited $1 million with respect to execution of the Sale Contracts and will forfeit $125,000 of such deposits (and the Sale Contracts will terminate) if additional an deposit of $6 million is not posted by September 29, 2000

Radiant is affiliated with Radiant Partners LLC, which currently manages the operations of the Company and is owned and controlled by Daniel P. Friedman, David Schonberger and Anne N. Zahner, each an executive officer of the Company. Mr. Friedman is also a Trustee of the Company.

The sale of the properties under the Sale Contracts is subject to several conditions, including the consent of shareholders of the Company. It is contemplated that a special meeting in lieu of the 2000 annual meeting of the shareholders of the Company will be held in the fourth quarter of 2000. Proxy materials will be prepared and mailed to shareholders in connection with the meeting outlining the terms and conditions of the Sale Contracts and the consent requested.

Certain statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report filed by the Company with the SEC on Form 10-K.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed stapled-stock real estate investment trust (REIT) headquartered in New York, New York.